AmeriStar Network Inc. Completes 1-for-2 Reverse Stock Split and the Merger of SecurDigital Inc.

NEW YORK, NY -- (Marketwire - February 28, 2011) - AmeriStar Network Inc. (PINKSHEETS: AMWKD) announced today that FINRA has put the 1-for-2 Reverse Stock Split on the FINRA Daily List. In addition, the merger of SecurDigital Inc. into a wholly-owned subsidiary of AmeriStar became effective.

The Company is also pleased to announce that Mr. Bruce Magown, the co-founder, President and CEO of SecurDigital Inc., was elected to the Board of Directors. Mr. Magown will continue to manage the day to day operations of SecurDigital.

SecurDigital Inc. developed proprietary technology to protect corporations, governments and even individuals from scanning, hacking and espionage that constitutes a major advance in the delivery of secure and interoperable wireless communications. Eliminating the exposure of wireless communication to scanners or hackers, its SecurVoice™ technology is delivered to subscribers over the Internet using the Software-as-a-Service ("SaaS") model.

SecurVoice™ is the world's first totally secure, wireless, digital communications "software only" solution for security and interoperability over wireless and VoIP communications and works across multiple carriers, operating systems and hardware, performing "wireless interoperability for WiMAX and WiFi products globally.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "optimizing," "potential," "anticipate," "goal," "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Compnay filings with the Securities and Exchange Commission.

Contact:

O. Russell Crandall
Chairman
AmeriStar
Email: info@ameristarnetwork.com
Phone (435) 229-1955